3Exhibit 99.2

Rainbow National Services LLC and Subsidiaries

Management’s Discussion and Analysis of Financial

Condition and Results of Operations

For the Three Months Ended March 31, 2008 and 2007

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Management’s Discussion and Analysis of Financial Condition and Results of Operations for the period ended March 31, 2008 is separately furnished by Rainbow National Services LLC and its subsidiaries (“RNS” and collectively with its subsidiaries, the “Company”, “we”, “us” or “our”).

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995.  In this Management’s Discussion and Analysis of Financial Condition and Results of Operations, there are statements concerning our future operating and future financial performance.  Words such as “expects”, “anticipates”, “believes”, “estimates”, “may”, “will”, “should”, “could”, “potential”, “continue”, “intends”, “plans” and similar words and terms used in the discussion of future operating and future financial performance identify forward-looking statements.  Investors are cautioned that such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various factors.  Factors that may cause such differences to occur include, but are not limited to:

•                  the level of our revenues;

•                  the cost of programming and industry conditions;

•                  changes in the laws or regulations under which we operate;

•                  developments in the government investigations and litigation related to past practices of Cablevision Systems Corporation (“Cablevision”) and CSC Holdings, Inc. (“CSC Holdings”) in connection with grants of stock options and stock appreciation rights;

•                  developments in the government investigations relating to improper expense recognition and the timing of recognition of launch support, marketing and other payments under affiliation agreements that were reported by Cablevision in June 2003;

•                  the outcome of litigation and other proceedings, including the matters described in the notes to the accompanying condensed consolidated financial statements;

•                  general economic conditions in the areas in which we operate;

•                  the state of the market for debt securities and bank loans;

•                  demand for advertising inventory;

•                  our ability to obtain or produce content for our programming businesses;

•                  the level of our capital expenditures;

•                  the level of our expenses;

•                  future acquisitions and dispositions of assets;

•                  the demand for our programming among cable television system and direct broadcast satellite (“DBS”) operators and telephone companies and our ability to maintain and renew affiliation agreements with cable television system and DBS operators and telephone companies;

•                  market demand for new programming services;

•                  other risks and uncertainties inherent in our programming businesses;

•                  financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate, and the additional factors described herein.

We disclaim any obligation to update or revise the forward looking statements contained herein, except as otherwise required by applicable federal securities laws.

Overview

We provide television programming to cable television system and DBS operators and telephone companies (collectively referred to as operators) primarily throughout the United States.  We own three nationally distributed 24-hour entertainment programming networks:  AMC, WE tv and IFC.

Our future performance is dependent, to a large extent, on general economic conditions including the impact of direct competition, our ability to manage our businesses effectively, and our relative strength and leverage in the marketplace, both with suppliers and customers.

We earn revenues in two principal ways.  First, we receive affiliate fee payments from operators.  These revenues are generally on a per subscriber basis and earned under multi-year contracts with those operators referred to as “affiliation agreements”. The specific affiliate fees we earn vary from operator to operator and also vary among our networks but are generally based upon the number of each operator’s subscribers who receive our programming, referred to as “viewing subscribers.”  The second principal source of revenues is from advertising.  Under our affiliation agreements, we have the right to sell a specific amount of national advertising time on our programming networks.  Our advertising revenues are more variable than affiliate fee revenues because most of our advertising is sold on a short-term basis, not under long-term contracts.  Also, our advertising revenues vary based upon the popularity of our programming as measured by rating services.

We seek to grow our revenues by increasing the number of operators that carry our services and the number of viewing subscribers.  We refer to this as our “penetration.”  AMC, which is widely distributed, has less ability to increase its penetration than WE tv and IFC, which are not as widely distributed as AMC, a primarily analog service.  WE tv and IFC, although carried by many of the larger distributors, have higher growth opportunities due to their current penetration levels with cable television system operators.  IFC is currently carried primarily on digital tiers, while WE tv is carried on either analog expanded basic or digital tiers.  Therefore, WE tv and

IFC penetration rates may increase if operators are successful in converting their analog subscribers to highly penetrated digital tiers of service. Our revenues may also increase over time through contractual rate increases stipulated in certain of our affiliation agreements.  In negotiating for increased or extended carriage, we may be subject to requests by operators to make upfront payments in exchange for additional subscribers or extended carriage, which we record as deferred carriage fees and which are amortized as a reduction to revenue over the period of the related affiliation agreements, or to waive for a specified period or accept lower per subscriber fees if certain additional subscribers are provided. We also may help fund the operators’ efforts to market our channels or we may permit operators to offer limited promotional periods without payment of subscriber fees. As we continue our efforts to add subscribers, our subscriber revenue may be negatively affected by subscriber acquisition fees (deferred carriage), discounted subscriber fees and other payments; however, we believe that these transactions generate a positive return on investment over the contract period.  We seek to increase our advertising revenues by increasing the number of minutes of national advertising and by increasing rates for such advertising, but ultimately, the level of our advertising revenues is directly related to the overall distribution of our programming, penetration of our services and the popularity (including within desirable demographic groups) of our services as measured by rating services.

Our principal goals are to increase our affiliation fee revenues and our advertising revenues by increasing distribution and penetration of our services.  To do this, we must continue to contract for and produce high-quality, attractive programming.  Our greatest challenge arises from the increasing concentration of subscribers in the hands of a few operators, creating disparate bargaining power between us and the largest operators.  This increased concentration could adversely affect our ability to increase the penetration of our services or even result in decreased penetration.  In addition, this concentration gives those operators greater leverage in negotiating the price and other terms of affiliation agreements.

The Company had three customers that in the aggregate accounted for approximately 34% and 31% of the Company’s consolidated net trade receivable balances at March 31, 2008 and December 31, 2007, respectively, which exposes the Company to a concentration of credit risk.  These customers accounted for approximately 37% and 39% of the Company’s net revenues for each of the three months ended March 31, 2008 and 2007, respectively.  As a result of this concentration, the potential impact of a loss of any one of our major affiliate relationships would have a significant adverse impact on our business.

The Company classifies its business interests into two reportable segments:  AMC Networks (which comprises AMC and WE tv) and IFC.

Cautionary Note Concerning Historical Financial Statements

Our financial information does not necessarily reflect what our results of operations and financial position would have been if we had operated as an entity separate from Cablevision, our indirect parent, during the periods presented herein.

Results of Operations

The following table sets forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated.

RESULTS OF OPERATIONS DATA

	Three Months Ended March 31,
	2008		2007		Increase
		% of Net		% of Net	(Decrease)
	Amount	Revenues	Amount	Revenues	in Income
	(dollars in thousands)

Revenues, net	$178,530	100%	$158,307	100%	$20,223

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	47,016	27	47,230	30	214
Selling, general and administrative	58,634	33	37,877	24	(20,757)
Restructuring charges	327	—	378	—	51
Depreciation and amortization	14,700	8	15,181	10	481
Operating income	57,853	32	57,641	36	212
Other income (expense):
Interest expense, net	(23,086)	(13)	(29,270)	(18)	6,184
Miscellaneous, net	(264)	—	3	—	(267)
Income before income taxes	34,503	19	28,374	18	6,129
Income tax expense	(12,910)	(7)	(11,079)	(7)	(1,831)
Net income	$21,593	12%	$17,295	11%	$4,298

Comparison of the Three Months Ended March 31, 2008 Versus the Three Months Ended March 31, 2007

Revenues, net for the three months ended March 31, 2008 increased $20.2 million (12.8%) as compared to revenues for the same period in the prior year.  The net increase is attributable to the following:

	(dollars in millions)
	AMC Networks	IFC	Total
Increase (decrease) in:
Advertising revenue	$12.3	$0.4	$12.7
Affiliate fee revenue	5.5	1.9	7.4
Other revenue	(0.2)	0.3	0.1
	$17.6	$2.6	$20.2

The increase in advertising revenue for the three months ended March 31, 2008 compared to the prior year at AMC Networks resulted principally from higher units sold.  The increase at IFC is due to increased event sponsorship sales related to programming aired on the network.  The increase in affiliate fee revenue for the three months ended March 31, 2008 compared to the prior year is due to an increase in viewing subscribers and per subscriber rate increases.  Viewing subscribers as of March 31, 2008 compared to March 31, 2007, increased 3.4% and 11.2% at AMC Networks and IFC, respectively.

	As of March 31,			Percent
	2008	2007	Increase	Increase
	(in thousands)
Viewing Subscribers:
AMC	84,600	83,100	1,500	1.8%
WE tv	56,900	53,800	3,100	5.8%
IFC	45,500	40,900	4,600	11.2%

The Company believes the WE tv and IFC programming services may benefit from increased distribution, especially on the digital tiers of cable television system operators as digital capacity continues to become available, and increased advertising revenues as cable networks, including ad-supported niche programming networks (such as WE tv), attract a greater advertising market share.  These increases could potentially be offset by lower net effective rates per viewing subscriber for our programming services due to the consolidation of operators and limited opportunities for increases in distribution in the United States for our substantially fully penetrated AMC programming service.  Changes in the viewership ratings of our AMC and WE tv programming services may also significantly affect future advertising revenues.

Technical and operating expenses include primarily amortization of costs to license programming, including feature films, and programming and production costs.  Depreciation and amortization expense of fixed assets and definite lived intangibles is not included in technical and operating expenses but is presented as a separate operating expense.

Technical and operating expenses for 2008 decreased $0.2 million (less than 1%) compared to 2007.  The decrease in technical and operating expense is attributed to the following:

	(dollars in millions)
	AMC Networks	IFC	Total
Increase (decrease), net in:
Amortization of programming content and series development/original programming costs	$(1.8)	$0.4	$(1.4)
Programming related costs	0.8	0.4	1.2
	$(1.0)	$0.8	$(0.2)

The decrease in amortization of programming content and series development/original programming costs of $1.4 million for the three months ended March 31, 2008 compared to the same period in the prior year is due primarily to a decrease in costs incurred for pilots at AMC Networks, partially offset by increased original programming costs at IFC.  The increase in programming related costs at AMC Networks is due primarily to increased broadband/video-on-demand related costs.  The increase in programming costs at IFC is due primarily to the development of non-film programming.

As a percentage of revenues, technical and operating expenses decreased to 27% for the three months ended March 31, 2008 compared to 30% for the same period in 2007.

There may be significant changes in the level of our expenses from quarter to quarter and/or year to year due to content acquisitions and/or original programming costs.  As additional competition for product increases from new programming services and alternate distribution technologies continue to develop in the industry, costs for film and other programming content may increase.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs and costs of facilities.  Selling, general and administrative expenses increased $20.8 million (55%) for the three months ended March 31, 2008 as compared to 2007.  The increase in selling, general and administrative expenses is attributable to the following:

	(dollars in millions)
	AMC Networks	IFC	Total
Increase (decrease) in:
Sales and marketing costs	$16.8	$2.0	$18.8
Other general and administrative costs	2.2	0.6	2.8
Management fees	0.6	—	0.6
Long-term incentive plan expense allocated from Cablevision	(0.2)	—	(0.2)
Share-based compensation expense allocated from Cablevision	(0.9)	(0.3)	(1.2)
	$18.5	$2.3	$20.8

The increase in sales and marketing costs at AMC Networks and IFC of $16.8 million and $2.0 million, respectively, primarily resulted from an increase in expenses for marketing and promotion of original programming series of $13.7 million and $0.9 million at AMC Networks and IFC, respectively.  Additionally, the increase in sales and marketing costs was due to an increase in costs for advertising sales of $2.3 million and $0.4 million at AMC Networks and IFC, respectively, for the three months ended March 31, 2008 compared to the same period in

2007 due to increased advertising revenues.  The increase in other general and administrative costs at AMC Networks is primarily due to an increase in rent expense of $0.5 million, an increase in legal expenses of $0.2 million and increased parent company allocations of $1.1 million.  The increase in other general and administrative costs at IFC is primarily due to an increase in rent expense of $0.1 million and increased parent company allocations of $0.2 million.  Management fees increased due to the increased revenues of AMC Networks in 2008 compared to 2007.  Pursuant to an agreement with CSC Holdings, a wholly-owned subsidiary of Cablevision, AMC LLC and WE LLC pay an annual management fee of 3.5% of their revenues (as defined under the terms of the agreement) to CSC Holdings on a monthly basis.

As a percentage of revenues, selling, general and administrative expenses increased to 33% for the three months ended March 31, 2008 compared to 24% the same period in 2007.

Restructuring charges of $0.3 million and $0.4 million for the three months ended March 31, 2008 and 2007, respectively, represent severance charges resulting from the elimination of certain staff positions due to the consolidation and reorganization of certain departments.

Depreciation and amortization decreased $0.5 million (3%) for the three months ended March 31, 2008 compared to the same period in 2007 due primarily to a decrease in amortization expenses of $0.4 million due to certain intangible assets becoming fully amortized in the first quarter of 2007.

Net interest expense decreased $6.2 million for the three months ended March 31, 2008 compared to the same period in the prior year.  The net decrease was attributable to a decrease in interest expense of $5.8 million for the three months ended March 31, 2008 compared to the same period in the prior year.  The decrease in interest expense resulted primarily from a decrease in average outstanding bank debt in the 2008 period of $29.3 million and the redemption of $175.0 million of senior subordinated notes on August 31, 2007.  The decrease in net interest expense was also due to an increase in interest income of $0.4 million due to higher average cash balances for the three months ended March 31, 2008 compared to the same period in the prior year.

Income tax expense of $12.9 million and $11.1 million for the three months ended March 31, 2008 and 2007, respectively, resulted primarily from pretax income and the impact of state income taxes.

CASH FLOW DISCUSSION

Operating Activities

Net cash provided by operating activities amounted to $14.4 million for the three months ended March 31, 2008 compared to $22.1 million for the three months ended March 31, 2007.  The 2008 cash provided by operating activities resulted from $76.4 million of net income before depreciation and amortization and other non-cash items and a decrease in net other assets totaling $4.1 million, partially offset by a decrease in cash resulting primarily from the acquisition of and payment of obligations relating to programming rights totaling $42.6 million, an increase in accounts receivable, trade of $9.4 million due to an increase in affiliate fee trade receivables and a decrease of $14.1 million in accounts payable and accrued expenses.

The 2007 cash provided by operating activities of $22.1 million resulted from $70.2 million of net income before depreciation and amortization and non-cash items and a decrease in net other assets totaling $0.8 million, partially offset by a decrease in cash resulting primarily from the acquisition of and payment of obligations relating to programming rights totaling $33.9 million and a decrease of $15.0 million in accounts payable and accrued expenses.

Investing Activities

Net cash used in investing activities for the three months ended March 31, 2008 was $1.8 million compared to $0.1 million for the three months ended March 31, 2007.  The 2008 and 2007 investing activities consisted of capital expenditures.  Capital expenditures in 2008 were primarily for the purchase of technical equipment for the future transmission of our networks in high-definition.

Financing Activities

Net cash used in financing activities amounted to $35.5 million for the three months ended March 31, 2008 compared to $28.1 million for the three months ended March 31, 2007.  In 2008, financing activities consisted of capital distributions to our parent of $29.0 million, repayment of bank debt of $6.3 million, and principal payments on capital leases of $0.2 million.  In 2007, financing activities consisted of capital distributions to our parent of $40.8 million, repayment of bank debt of $5.0 million, and principal payments on capital leases of $0.3 million, partially offset by proceeds from bank debt of $18.0 million.

LIQUIDITY AND CAPITAL RESOURCES

Overview

The operations of the businesses that are included in our consolidated financial statements collectively have historically generated positive cash flow from operating activities.  However, each of our programming businesses has substantial programming, acquisition and development expenditure requirements.

We generated positive net cash from operating activities in the first quarter of 2008.  Our cash flow from operations, plus proceeds from borrowings available to us, provide the capital required for net funding and investment requirements of other Rainbow programming services that we do not own, including Rainbow’s suite of 15 channels, produced exclusively in high definition and marketed for distribution to DBS and cable operators (“VOOM”) and Rainbow’s regional news networks (“News 12 Networks”), subject to the applicable covenants and limitations contained in our financing agreements.  We currently expect our net funding and investment requirements for the next twelve months will be met by one or more of the following:  our cash on hand, cash generated by our operating activities and available borrowings under our credit facility.  During the three months ended March 31, 2008, we distributed $29.0 million to Rainbow Programming Holdings LLC, our direct parent, to, among other things, fund other Rainbow programming services, including VOOM and News 12 Networks.

The following table summarizes our outstanding debt, the present value of capital lease obligations, interest expense and capital expenditures as of and for the three months ended March 31, 2008:

(dollars in thousands)

Bank debt	$493,750
Capital leases	16,011
Senior notes	298,812
Senior subordinated notes	323,374
Total debt	$1,131,947

Interest expense	$23,685
Capital expenditures	$1,777

Debt Financing Agreements

Outstanding borrowings under our $500 million term A loan facility at March 31, 2008 were $493.8 million.  There were no borrowings outstanding under our $300 million revolving credit facility at March 31, 2008.  As of March 31, 2008, we also have outstanding $325 million principal amount of 10 3/8% senior subordinated notes and $300 million principal amount of 8 3/4% senior notes.

At March 31, 2008, the interest rate on the term A loan facility was 4.00%.

We were in compliance with all of our financial covenants under our credit agreement as of March 31, 2008.  In addition, we are also subject to financial covenants of the senior and senior subordinated notes we have issued which are generally less restrictive than those contained in our credit agreement.

Future access to the debt markets and the cost of any future debt issuances are also influenced by our credit ratings, which are provided by Moody’s Investors Service (“Moody’s”) and Standard & Poor’s.  Key factors in the assessment of our credit ratings include our free cash flow generating capacity, fiscal strategy, enterprise value and industry risk.  Our corporate credit rating is Ba3 by Moody’s with a stable outlook and BB by Standard & Poor’s with a negative outlook.  Any future downgrade to our credit ratings by either rating agency could increase the interest rate on future debt issuances and could adversely impact our ability to raise additional funds.

Recent Events

On May 6, 2008, Rainbow Media Holdings LLC entered into an agreement to acquire Sundance Channel L.L.C. (“Sundance”) from General Electric Company’s NBC Universal, CBS Corporation’s Showtime Networks, and entities controlled by Robert Redford.  The purchase price of $496 million (subject to customary working capital adjustments) will be paid through an exchange of approximately 12.7 million shares of common stock of General Electric Company held by Rainbow Media Holdings LLC, with a cash adjustment at closing based upon the value of the General Electric Company shares in relation to the total purchase price.  Under the transaction structure, General Electric Company will receive all of the General Electric Company common stock and the CBS and Redford entities will receive cash in exchange for their interest in Sundance.  The transaction is expected to be an exchange of the General Electric Company shares that is tax free to Cablevision.  Cablevision also expects to receive a full step up in the tax basis of Sundance.  In connection with the exchange of the General Electric Company shares, Cablevision will repay the fair value of the monetization debt and settle the related equity derivative contracts associated with those shares.  The cash portion of the purchase price and the repayment of the monetization indebtedness and the settlement of the associated equity derivative contracts are expected to be satisfied with cash on hand and/or borrowings under either the Company or CSC Holdings revolving credit agreements.

Consummation of the transaction is subject to customary closing conditions, including receipt of regulatory approvals.

Interest Rate Risk

The credit agreement is a variable rate instrument.  Accordingly, the Company is subject to interest rate volatility.

Commitments and Contingencies

As of March 31, 2008, the Company’s commitments and contingencies not reflected on the Company’s consolidated balance sheet, consisting primarily of long-term program rights obligations, long-term affiliate transmission service commitments and marketing commitments, decreased approximately $9.0 million to approximately $248.0 million as compared to $257.0 million at December 31, 2007.  The decrease relates primarily to the decrease of commitments for future program rights obligations of approximately $11.0 million and payments made towards the commitment for technical support and affiliate transmission services of approximately $2.0 million, partially offset by an increase in operating lease obligations of approximately $4.0 million.

Recently Issued Accounting Standards Not Yet Adopted

In March 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities (“Statement No. 161”).  Statement No. 161 requires specific disclosures regarding the location and amounts of derivative instruments in the Company’s financial statements; how derivative instruments and related hedged items are accounted for; and how derivative instruments and related hedged items affect the Company’s financial position, financial performance, and cash flows. Statement No. 161 is effective for the Company on January 1, 2009.  Early application is permitted. Because the provisions of Statement No. 161 will impact the way the Company discloses its derivative instruments in its financial statements and not the accounting treatment for these instruments, the Company does not believe the adoption of Statement No. 161 will have an impact on the Company’s financial position or results of operations.

In April 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 142-3, Determination of the Useful Life of Intangible Assets.  FSP No. FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets.  FSP No. FAS 142-3 is effective for the Company on January 1, 2009.  The Company has not yet determined the impact FSP No. FAS 142-3 will have on its consolidated financial statements.